Exhibit 99.1

PRESS RELEASE

US $

Resolute Reports Preliminary First Quarter 2013 Results

•	Solution to Canadian pension funding situation within reach

•	Refinancing of high-cost senior secured notes

•	Q1 Adjusted EBITDA of $72 million, compared to $71 million in Q1 2012

MONTREAL, CANADA, April 30, 2013 – Resolute Forest Products Inc. (NYSE: RFP) (TSX: RFP) today reported a net loss of $5 million for the quarter ended March 31, 2013, or $0.05 per share, on sales of $1.074 billion. This compares to net income of $23 million, or $0.23 per diluted share, on sales of $1.054 billion in the first quarter ended March 31, 2012.

Excluding $33 million of special items, net income for the quarter was $28 million, or $0.30 per share. Excluding special items of $16 million, net income in the first quarter of 2012 was $7 million, or $0.07 per diluted share. Non-GAAP financial measures, such as adjustments for special items and adjusted EBITDA, are reconciled below.

“Our efforts to restructure mills and machines during the last two years will lower our manufacturing costs, which will help to mitigate the challenges facing the North American forest products industry,” said Richard Garneau, president and chief executive officer.

Concerning the status of the funding relief measures related to the material Canadian registered pension plans, he added: “On April 26, we reached an agreement in principle with Company stakeholders in Quebec, the provincial government, and its pension regulator to replace the significant uncertainty associated with potentially material corrective measures in favor of more stable, predictable and balanced pension funding we need to run our business. Under this agreement, we would make reasonable incremental contributions in order to secure longer-term funding stability. With this significant progress in Quebec, we look forward to meeting very soon with the provincial government of Ontario and its pension regulator, and our Ontario stakeholders.”

Operating Income Variance

In the first quarter of 2013, the Company recorded an operating loss of $50 million, compared to $46 million in the fourth quarter of 2012. The $4 million unfavorable change reflects a $54 million reduction in sales, due to lower shipments of newsprint and specialty papers due to seasonality and market conditions, and capacity reduction initiatives. Overall pricing contributed $4 million, as higher transaction prices in wood products more than offset declines in newsprint. Cost of sales was down $19 million, due mainly to the lower volume, offset in part by costs associated with the annual outage at the Catawba, South Carolina, mill, higher mill start-up costs and increases in certain other manufacturing costs. The change in operating results was also favorably affected by a $42 million reduction in closure costs.

Segment Details

Newsprint

The newsprint segment reported an operating loss of $2 million in the first quarter, compared to operating income of $18 million in the fourth quarter of 2012. Average transaction price was down $17 per metric ton as a result of capacity pressure within North America. Overall shipments were down 6% in the seasonally slower quarter, but export volume rose to 46% of total shipments, compared to 37% in the fourth quarter, as a result of a gradual improvement in overseas markets. Finished goods inventory was 20,000 metric tons higher at the end of the quarter. Operating costs per unit rose 3% as a result of the lower volume, higher steam costs because of higher natural gas prices and seasonally higher consumption, and the timing of payroll benefits. The Company expects to restart its lower-cost Gatineau, Quebec, facility in early May to offset the recent machine closure at its Calhoun, Tennessee, mill.

Coated Papers

The coated segment generated an operating loss of $3 million during the quarter, compared to operating income of $3 million in the previous quarter. Shipments rose 6% from the fourth quarter, in which the Company experienced equipment failures at the Catawba mill. Average transaction price was unchanged but operating costs rose $40 per short ton owing to the mill’s annual outage.

Specialty Papers

Operating income increased by $1 million, to $9 million, in the quarter. Shipments were down 10%, reflecting seasonality and market conditions. During the fourth quarter, the Company implemented asset optimization initiatives, closing two machines and restarting the lower-cost Dolbeau, Quebec, facility. Operating costs in the segment improved by $14 per short ton as the Dolbeau mill, including its cogeneration facility, reached full production and the Company made efficiency improvements at its Laurentide, Quebec, mill. Costs were unfavorably affected by higher steam costs from higher natural gas prices and seasonally higher consumption. Average transaction price was down $8 per short ton in the quarter.

Market Pulp

Operating loss in the market pulp segment was $4 million in the first quarter, compared to breakeven in the previous quarter. Average transaction price rose $7 per metric ton, but shipments were down 2%, due mainly to the annual outage at the Catawba mill. Operating cost per unit were $19 per metric ton higher, due to the annual outage at Catawba, higher wood costs in the U.S. southeast due to heavy rain and higher steam and chemical costs. Cost performance at the Saint-Felicien, Quebec, mill improved significantly following the costly catch-up maintenance and environmental work during the third and fourth quarters of 2012.

Wood Products

The wood products segment generated operating income of $16 million during the quarter, up $2 million from the fourth quarter. Average transaction price improved $36 per thousand board feet, but shipments were down 3% as a result of limited rail car availability. Operating costs per thousand board feet were 8% higher in the quarter because of higher wood costs – mainly increases in stumpage fees, which are linked to lumber selling prices – lower wood chip selling prices and a $4 million favorable inventory adjustment in the fourth quarter.

Corporate & Finance Initiatives

On April 26, the Company announced the pricing of its $600 million senior notes due 2023 offering at 5.875%, to be issued at 99.062% of par value. Net proceeds from the offering will be used to repurchase, repay or otherwise discharge all, or substantially all, of its $501.2 million outstanding 10.25% senior secured notes due 2018.

“With our strong balance sheet, we are able to take advantage of very attractive financial markets” said Jo-Ann Longworth, senior vice president and chief financial officer. “We are refinancing our high-coupon, secured debt with unsecured debt at an interest rate that is more than 40% lower and adds five additional years to maturity. Consistent with our strategy of acting opportunistically to continuously enhance our competitive position, it’s the right time to lock in these attractive terms, which will reduce our annual interest burden by $15 million and improve our financial flexibility.”

The offering of the 2023 notes is expected to close on May 8, subject to customary closing conditions.

Outlook

Mr. Garneau added: “While we are encouraged with the incremental progress we are seeing on newsprint export markets, we expect domestic pricing to remain under pressure until more tonnes produced in North America are shipped offshore. With markets for specialty papers strongly influenced by advertising spending, demand may remain sluggish as customers are cautious based on recent U.S. economic data. Recent demand and pricing trends in the pulp market are giving us reason for cautious optimism that it is gaining momentum after its prolonged slump. Finally, lumber pricing has been strong, and we expect it to remain at or near current levels, as shipments from Canadian producers continue to be limited by strained supply chains from the increase in demand.”

Earnings Conference Call

The Company will hold a conference call to discuss the financial results at 9:00 a.m. (ET) today. The public is invited to join the call at (888) 789-9572 (pass code 9922866) at least fifteen minutes before its scheduled start time. A simultaneous webcast will also be available using the link provided under “Presentations and Webcasts” in the “Investors” section of www.resolutefp.com. A replay of the webcast will be archived on the Company’s website. A phone replay will also be available until May 14 by dialing (800) 408-3053 with the pass code 4105820.

Description of Special Items

Special items, net of tax (in millions)	First quarter 2013	First quarter 2012
Charge (gain) on non-cash translation of Canadian dollar net monetary assets	$7	$(15)
Severance	—	1
Closure costs, impairment and other related charges	25	4
Inventory write-downs related to closures	2	—
Start-up costs of idled mill	11	—
Net gain on disposition of assets	—	(12)
Post-emergence costs	—	1
Transaction costs	3	4
Other income, net	(15)	(2)
Non-cash charge for reorganization-related and other tax adjustments	—	3

Total	$33	$(16)

Cautionary Statements Regarding Forward-Looking Information

Statements in this press release and the earnings conference call referred to above that are not reported financial results or other historical information of Resolute Forest Products Inc. are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. They include, for example, statements relating to our: efforts to reach resolution concerning the funding relief measures related to the material Canadian registered pension plans; efforts to continue to reduce costs and increase revenues and profitability, including our cost-reduction initiatives regarding selling, general and administrative expenses; business and operating outlook; assessment of market conditions; prospects, growth strategies and the industry in which we operate; strategies for achieving our goals generally; and ability to repurchase or redeem our 10.25% senior secured notes with the proceeds from the sale of our 2023 notes. Forward-looking statements may be identified by the use of forward-looking terminology such as the words “should,” “would,” “could,” “will,” “may,” “expect,” “believe,” “anticipate,” “attempt,” “project” and other terms with similar meaning indicating possible future events or potential impact on our business or Resolute’s shareholders.

The reader is cautioned not to place undue reliance on these forward-looking statements, which are not guarantees of future performance. These statements are based on management’s current assumptions, beliefs and expectations, all of which involve a number of business risks and uncertainties that could cause actual results to differ materially. The potential risks and uncertainties that could cause Resolute’s actual future financial condition, results of operations and performance to differ materially from those expressed or implied in the presentation referred to above include, but are not limited to, the potential risks and uncertainties set forth under the heading “Risk Factors” in Exhibit 99.4 to Resolute’s current report on Form 8-K filed with the U.S. Securities and Exchange Commission on April 24, 2013.

All forward-looking statements in the presentation referred to above are expressly qualified by the cautionary statements contained or referred to above and in Resolute’s other filings with the SEC and the Canadian securities regulatory authorities. Resolute disclaims any obligation to publicly update or revise any forward-looking information, whether as a result of new information, future events or otherwise, except as required by law.

About Resolute Forest Products

Resolute Forest Products is a global leader in the forest products industry with a diverse range of products, including newsprint, commercial printing papers, market pulp and wood products. The Company owns or operates over 40 pulp and paper mills and wood products facilities in the United States, Canada and South Korea, and power generation assets in Canada. Marketing its products in close to 90 countries, Resolute has third-party certified 100% of its managed woodlands to at least one of three internationally-recognized sustainable forest management standards, including 65% certified to the Forest Stewardship Council® (FSC®) standards. The shares of Resolute Forest Products trade under the stock symbol RFP on both the New York Stock Exchange and the Toronto Stock Exchange.

Resolute and other member companies of the Forest Products Association of Canada, as well as a number of environmental organizations, are partners in the Canadian Boreal Forest Agreement. The group works to identify solutions to conservation issues that meet the goal of balancing equally the three pillars of sustainability linked to human activities: environmental, social and economic. Resolute is also a member of the World Wildlife Fund’s Climate Savers program, in which businesses establish ambitious targets to voluntarily reduce greenhouse gas emissions and work aggressively toward achieving them.

Contacts

Investors Rémi G. Lalonde Vice President, Investor Relations 514 394-2345 ir@resolutefp.com	Media and Others Seth Kursman Vice President, Corporate Communications, Sustainability and Government Affairs 514 394-2398 seth.kursman@resolutefp.com

RESOLUTE FOREST PRODUCTS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in millions except per share amounts)

	Three Months	Three Months
	Ended March 31,	Ended March 31,
	2013	2012
Sales	$1,074	$1,054
Costs and expenses:
Cost of sales, excluding depreciation and amortization	857	836
Depreciation and amortization	60	57
Distribution costs	123	121
Selling, general and administrative expenses	44	32
Closure costs, impairment and other related charges (1)	40	5
Net gain on disposition of assets	—	(23)

Operating (loss) income	(50)	26

Other (expense) income:
Interest expense	(14)	(16)
Foreign currency translation (loss) gain (2)	(5)	12
Other, net (3)	23	1

(Loss) income before income taxes	(46)	23

Income tax benefit (4)	41	10

Net (loss) income including noncontrolling interests	(5)	33
Net income attributable to noncontrolling interests	—	(10)

Net (loss) income attributable to Resolute Forest Products Inc.	$(5)	$23

Net (loss) income per share attributable to Resolute Forest Products Inc. common shareholders: (5)
Basic	$(0.05)	$0.23
Diluted	$(0.05)	$0.23

Weighted-average number of Resolute Forest Products Inc. common shares outstanding: (5)
Basic	94.8	97.1
Diluted	94.8	97.1

RESOLUTE FOREST PRODUCTS INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited, in millions)

	March 31,	December 31,
	2013	2012
Assets
Current assets:
Cash and cash equivalents	$215	$263
Accounts receivable trade, net	586	576
Accounts receivable other	121	121
Inventories, net	584	545
Deferred income tax assets	55	56
Other current assets	71	58

Total current assets	1,632	1,619

Fixed assets, net	2,386	2,440
Amortizable intangible assets, net	68	69
Deferred income tax assets	1,957	2,002
Other assets	188	194

Total assets	$6,231	$6,324

Liabilities and equity
Current liabilities:
Accounts payable and accrued liabilities	$592	$581
Current portion of long-term debt	3	2

Total current liabilities	595	583

Long-term debt, net of current portion (6)	529	532
Pension and other postretirement benefit obligations	1,891	1,946
Deferred income tax liabilities	28	75
Other long-term liabilities	69	72

Total liabilities	3,112	3,208

Commitments and contingencies

Equity:
Common stock	—	—
Additional paid-in capital	3,746	3,730
Retained earnings	33	38
Accumulated other comprehensive loss	(613)	(614)
Treasury stock at cost	(61)	(61)

Total Resolute Forest Products Inc. shareholders' equity	3,105	3,093
Noncontrolling interests	14	23

Total equity	3,119	3,116

Total liabilities and equity	$6,231	$6,324

RESOLUTE FOREST PRODUCTS INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in millions)

	Three Months	Three Months
	Ended March 31,	Ended March 31,
	2013	2012
Cash flows from operating activities:
Net (loss) income including noncontrolling interests	$(5)	$33
Adjustments to reconcile net (loss) income including noncontrolling interests to net cash (used in) provided by operating activities:
Share-based compensation	2	1
Depreciation and amortization	60	57
Closure costs, impairment and other related charges	37	5
Inventory write-downs related to closures	4	—
Deferred income taxes	(41)	(14)
Net pension contributions	(16)	(18)
Net gain on disposition of assets	—	(23)
Loss (gain) on translation of foreign currency denominated deferred income taxes	35	(30)
(Gain) loss on translation of foreign currency denominated pension and other postretirement benefit obligations	(35)	24
Note payable forgiveness gain (3)	(12)	—
Other, net	(4)	6
Changes in working capital:
Accounts receivable	(9)	56
Inventories	(43)	(26)
Other current assets	(11)	(5)
Accounts payable and accrued liabilities	18	(9)

Net change in working capital	(45)	16

Net cash (used in) provided by operating activities	(20)	57

Cash flows from investing activities:
Cash invested in fixed assets	(40)	(39)
Disposition of assets	2	26
Decrease in restricted cash	2	4
Decrease (increase) in deposit requirements for letters of credit, net	1	(7)

Net cash used in investing activities	(35)	(16)

Cash flows from financing activities:
Payments of debt	(1)	—
Contribution of capital from noncontrolling interest	8	—

Net cash provided by financing activities	7	—

Net (decrease) increase in cash and cash equivalents	(48)	41
Cash and cash equivalents:
Beginning of period	263	369

End of period	$215	$410

RESOLUTE FOREST PRODUCTS INC.

STATEMENTS OF OPERATING INCOME AND NET INCOME ADJUSTED FOR SPECIAL ITEMS

A reconciliation of our operating income, net income and net income per share reported before special items is presented in the tables below. See Note 7 to the Unaudited Consolidated Financial Statement Information regarding our use of non-GAAP measures.

Three Months Ended March 31, 2013 (unaudited, in millions except per share amounts)	Operating income (loss)	Net income (loss)	EPS
GAAP as reported	$(50)	$(5)	$(0.05)

Adjustments for special items:
Foreign currency translation loss	—	7	0.07
Closure costs, impairment and other related charges	40	25	0.27
Inventory write-downs related to closures	4	2	0.02
Start up costs of idled mill	15	11	0.12
Transaction costs	3	3	0.03
Other income, net	—	(15)	(0.16)

GAAP as adjusted for special items	$12	$28	$0.30

Three Months Ended March 31, 2012 (unaudited, in millions except per share amounts)	Operating income (loss)	Net income (loss)	EPS
GAAP as reported	$26	$23	$0.23

Adjustments for special items:
Foreign currency translation gain	—	(15)	(0.15)
Severance	2	1	0.01
Closure costs, impairment and other related charges	5	4	0.04
Net gain on disposition of assets	(23)	(12)	(0.12)
Post-emergence costs	—	1	0.01
Transaction costs	4	4	0.04
Other income, net	—	(2)	(0.02)
Reorganization-related and other tax adjustments	—	3	0.03

GAAP as adjusted for special items	$14	$7	$0.07

See Notes to the Unaudited Consolidated Financial Statement Information

RESOLUTE FOREST PRODUCTS INC.

STATEMENTS OF EBITDA AND ADJUSTED EBITDA

A reconciliation of our net income including noncontrolling interests to EBITDA and Adjusted EBITDA is presented in the tables below. See Note 7 to the Unaudited Consolidated Financial Statement Information regarding our use of non-GAAP measures EBITDA and Adjusted EBITDA

Three Months Ended March 31, 2013 (unaudited, in millions)	Newsprint	Coated papers	Specialty papers	Market pulp	Wood products	Corporate and other	Total
Net (loss) income including noncontrolling interests	$(2)	$(3)	$9	$(4)	$16	$(21)	$(5)
Interest expense, net						14	14
Income tax benefit						(41)	(41)
Depreciation and amortization	18	9	10	13	9	1	60

EBITDA	16	6	19	9	25	(47)	28

Foreign currency translation loss						5	5
Closure costs, impairment and other related charges						40	40
Inventory write-downs related to closures						4	4
Start up costs of idled mill						15	15
Transaction costs						3	3
Other income, net						(23)	(23)

Adjusted EBITDA	$16	$6	$19	$9	$25	$(3)	$72

Three Months Ended March 31, 2012 (unaudited, in millions)	Newsprint	Coated papers	Specialty papers	Market pulp	Wood products	Corporate and other	Total
Net income (loss) including noncontrolling interests	$21	$(1)	$15	$(21)	$(6)	$25	$33
Interest expense, net						16	16
Income tax benefit						(10)	(10)
Depreciation and amortization	18	10	12	8	9	—	57

EBITDA	39	9	27	(13)	3	31	96

Foreign currency translation gain						(12)	(12)
Severance						2	2
Closure costs, impairment and other related charges						5	5
Net gain on disposition of assets						(23)	(23)
Post-emergence costs						2	2
Transaction costs						4	4
Other income, net						(3)	(3)

Adjusted EBITDA	$39	$9	$27	$(13)	$3	$6	$71

See Notes to the Unaudited Consolidated Financial Statement Information

RESOLUTE FOREST PRODUCTS INC.

Notes to the Unaudited Consolidated Financial Statement Information

1.	Closure costs, impairment and other related charges for the three months ended March 31, 2013 and 2012 were comprised of the following:

(Unaudited, in millions)	Accelerated Depreciation	Pension Plan Settlement and Curtailment (Gain) Losses	Severance and Other Costs	Total
Indefinite idlings:
Paper machine in Calhoun, Tennessee (1)	$35	$—	$2	$37
Kraft mill and paper machine in Fort Frances, Ontario	—	—	4	4
Other	—	(1)	—	(1)

2013 Total	$35	$(1)	$6	$40

2012 Total	$—	$4	$1	$5

(1)	Following our acquisition of the noncontrolling interest in Calhoun Newsprint Company (“CNC”), we indefinitely idled a paper machine at the Calhoun mill on March 12, 2013, resulting in accelerated depreciation charges to reduce the carrying value of the assets to reflect their revised estimated remaining useful lives.

2.	During the three months ended March 31, 2013, we recorded a foreign currency translation loss of $5 million. This loss is a result of the weaker Canadian dollar relative to the U.S. dollar at March 31, 2013 and its impact on the translation of our Canadian dollar net monetary assets in the Company’s principal Canadian operating subsidiary.

3.	Other, net for the three months ended March 31, 2013 and 2012 was comprised of the following:

(Unaudited, in millions)	2013	2012
Post-emergence costs (1)	—	(2)
Income from equity method investments	—	1
Interest income	1	1
Note payable forgiveness gain (2)	12	—
Gain on liquidation settlement (3)	9	—
Miscellaneous income	1	1

	$23	$1

(1)

Primarily represents ongoing legal and other professional fees for the resolution and settlement of disputed creditor claims, as well as costs for other post-emergence activities associated with the creditor protection proceedings, from which we emerged on December 9, 2010.

(2)

On March 11, 2013, we acquired the noncontrolling interest in CNC, which was previously owned 51% by us and included in our consolidated financial statements on a fully consolidated basis. As a result, CNC became a wholly-owned subsidiary of ours. In connection with this transaction, we recognized a gain on the forgiveness of a $12 million note payable issued by CNC. The acquisition of the noncontrolling interest in CNC was accounted for as an equity transaction.

(3)

On February 2, 2010, Bridgewater Paper Company Limited (“BPCL”), a subsidiary of ours, filed for administration in the United Kingdom pursuant to the United Kingdom Insolvency Act 1986, as amended. As a result, we became a creditor of BPCL and lost control over their operations. In connection with our claims, we received a liquidation settlement of $9 million in March 2013.

RESOLUTE FOREST PRODUCTS INC.

Notes to the Unaudited Consolidated Financial Statement Information

4.	During three months ended March 31, 2013, we recorded an income tax benefit of $41 million. The income tax benefit reflects a reversal of $35 million of valuation allowance, mostly related to available U.S. capital losses which are now expected to be utilized in the future as a result of the acquisition of the noncontrolling interest in CNC.

5.	For the calculation of basic and diluted income per share for the three months ended March 31, 2013 and 2012, no adjustments to net income attributable to Resolute Forest Products were necessary.

6.	On April 24, 2013, we launched a private offering for $600 million aggregate principal amount of senior notes due 2023 (the “2023 Notes”) and priced the offering of the 2023 notes at 5.875% and 99.062% of par value on April 26, 2013. The notes will be unsecured and guaranteed by substantially all of our wholly-owned U.S. subsidiaries. The offering of the 2023 notes is expected to close on May 8, 2013, subject to customary closing conditions, with net proceeds used to repurchase, repay or otherwise discharge all, or substantially all, of the $501 million outstanding aggregate principal amount of the 10.25% senior secured notes due 2018 (the “2018 Notes”).

7.	Tables represent a reconciliation of certain financial statement line items reported under generally accepted accounting principles (“GAAP”) to our use of non-GAAP measures of operating income (loss), net income (loss) and net income (loss) per share, in each case adjusted for special items, as well as EBITDA and adjusted EBITDA, in each case by reportable segment. We believe that these measures are useful because they allow the reader to more easily compare our ongoing operations, financial performance and EPS from period to period. They are also consistent with the indicators management uses internally to measure our performance. These non-GAAP measures should be considered in addition to and not a substitute for measures of financial performance calculated and presented in accordance with GAAP in our consolidated statement of operations in our filings with the Securities and Exchange Commission. Consequently, readers should rely on GAAP operating income (loss), operating income (loss) by reportable segment, net income (loss) and net income (loss) per share. Non-GAAP measures included in our press release include:

Operating income (loss) adjusted for special items—is defined as operating income (loss) from our Consolidated Statements of Operations excluding special items, such as closure costs, impairment and other related charges, severance costs, inventory write-downs, start up costs of idled mills, gains and losses on dispositions of assets, transaction costs and other charges or credits that are excluded from our segment’s performance from GAAP operating income (loss).

RESOLUTE FOREST PRODUCTS INC.

Notes to the Unaudited Consolidated Financial Statement Information

Net income (loss) adjusted for special items - is defined as net income (loss) from our Consolidated Statements of Operations excluding the same items as under operating income (loss) adjusted for the special items, in addition to the effects of foreign currency translation, post-emergence costs, other income (expense) and reorganization-related and other tax adjustments.

Net income (loss) per share (EPS) adjusted for special items - is defined as diluted EPS calculated based on the net income (loss) adjusted for special items as described above.

EBITDA by reportable segment - is defined as net income (loss) including noncontrolling interests from our Consolidated Statements of Operations, allocated to each of our reportable segments (newsprint, coated papers, specialty papers, market pulp and wood products) in accordance with FASB ASC 290, “Segment Reporting,” and adjusted for depreciation, amortization and cost of timber harvested. EBITDA for the corporate and other segment is defined as net income (loss) including noncontrolling interests from our Consolidated Statements of Operations after the allocation to reportable segments, adjusted for interest expense, income taxes and depreciation, amortization and cost of timber harvested.

Adjusted EBITDA – is defined as EBITDA excluding the special items described above.